Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT is made and entered into as of this 5th day of April 2007 (“EFFECTIVE DATE”) by and between the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a nonprofit Georgia corporation with offices in the Boyd Graduate Studies Research Center, The University of Georgia, Athens, Georgia 30602 (“UGARF”) and AVIGENICS, INC., a Delaware corporation, having offices at Georgia BioBusiness Center, 111 Riverbend Road, Athens, GA 30605 (“AviGenics”).

RECITALS

WHEREAS, UGARF is the assignee of all right, title, and interest in inventions developed by employees of The University of Georgia and is responsible for the protection and commercial development of such inventions; and

WHEREAS, AviGenics is in the business of developing products from transgenic poultry and processes for making of same; and

WHEREAS, UGARF and AviGenics previously entered into a License Agreement dated April 11, 1996 (the “Original License”) and agree that it is in their best interests to amend in full the terms of the Original License and replace it with this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1 — DEFINITIONS

1.1	“Affiliate” means any corporation, partnership or other business entity which is directly or indirectly controlled by AviGenics by virtue of it having the right to nominate a majority of the directors or managing partners or managers or in which AviGenics owns directly or indirectly at least fifty percent (50%) of the voting shares.

1.2	“Agreement” means this Amended and Restated License Agreement and its attachments.

1.3	“Confidential Information” means any oral, written, graphic or machine readable information related to Licensed Patents, Licensed Products, research, technology and product development plans, inventions, processes, designs, drawings, biological and chemical formulae and compositions, software, hardware, algorithms, government regulatory information, reports, data and analysis, business plans, contracts, and all other materials which have business or legal value by virtue of being held secret.

1.4	“Field of Use” means [***] as it may relate to introduction of DNA sequences in any [***], expression of autologous and allogeneic molecules in any [***], use of [***] and [***] and improved [***].

1.5	“AviGenics” means AviGenics and its Affiliates.

1.6	“License Year” means July 1 through June 30 of each year during the Term.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.7	“Licensed Patents” means the patents and patent applications listed in Appendix A, plus such others that have been or may be updated from time to time, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part are disclosed and enabled in the parent patent application and are not, as of the Effective Date, obligated to a third party), foreign counterparts of such patent applications, and patents which issue thereon any where in the world, including reexamined and reissued patents.

1.8	“Licensed Product(s)” means a process, service, or product, the manufacture, use, or sale of which is covered by a Valid Claim.

1.9	“Licensed Territory” means the world.

1.10	“Net Selling Price” means, with respect to each Licensed Product sold, leased, rented, licensed or otherwise distributed, [***]. For Licensed Products distributed but for which no revenues are collected, the list sales price to be attributed to each Licensed Product shall be [***].

1.11	“Sublicensee” means a non-affiliated third party to whom AviGenics has licensed any of the rights granted herein.

1.12	“UGA” means The University of Georgia.

1.13	“Term” means the length of this Agreement, which unless sooner terminated as otherwise provided in this Agreement, shall continue until the date of expiration of the last to expire of the Licensed Patents.

1.14	“Valid Claim” means a claim in an unexpired patent or pending patent application included in the Licensed Patents, so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 2 — GRANT OF LICENSE

2.1	License. UGARF hereby grants to AviGenics the sole and exclusive right and license to make, use, offer to sell, sell, import and sublicense Licensed Patents within the Field of Use and in the Licensed Territory for the Term.

2.2	Sublicenses. AviGenics shall have the right to grant sublicenses to the Licensed Patents to any person or entity consistent with the terms of this Agreement. AviGenics shall notify UGARF of all sublicenses upon execution and UGARF may inspect and review such sublicenses for compliance with the terms of this Agreement.

2.3	Retained Rights. Notwithstanding the exclusive grant above, UGARF retains on behalf of itself, UGA, and any research collaborators, the right to non-commercial use of the Licensed Patents for research or educational purposes only.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.4	No Implied License. The license rights granted in this Agreement shall not be construed to confer any rights upon AviGenics by implication, estoppel, or otherwise as to any inventions, materials, technology, or other intellectual property except as expressed in this Agreement. To the best of UGARF’s knowledge, there are no background rights implicated by this Agreement and no background rights are granted to any person or entity by UGARF.

2.5	U.S. Government Rights. Inventions protected by Licensed Patents may have been conceived with the use of U.S. government funds. Therefore, there is reserved from the rights granted hereunder the rights, if any, of the U.S. government to practice the inventions for its own purposes in such manner to which it is entitled in accordance with applicable laws.

ARTICLE 3 — DILIGENT COMMERCIALIZATION

AviGenics shall use commercially reasonable efforts to (i) bring Licensed Products to market and increase such markets through a diligent technology and product development program, (ii) obtain whatever government approvals in the Territory may be required to bring Licensed Products to market, and (iii) to obtain such obligations from its Affiliates and Sublicensees.

ARTICLE 4 — CONSIDERATION

4.1	Equity. Within 90 days following the execution of this Amended and Restated License Agreement, AviGenics shall issue to UGARF [***] shares of Common Stock of AviGenics, such number of shares being equal to [***] of the number of shares of Common Stock (on an as converted basis) outstanding as of the Effective Date.

4.2	License Royalties. AviGenics shall pay to UGARF a running royalty of [***] of the [***] for all sales of Licensed Products sold, leased, rented, licensed or otherwise distributed directly by AviGenics.

4.3	Sublicense Royalties. AviGenics shall pay to UGARF the following sublicensing payments and royalties:

(a)	Within [***] days of the date of receipt by AviGenics, the greater of (i) [***] or (ii) [***] on or about execution of the sublicense agreement in exchange for a sublicense of the Licensed Patents;

(b)	Within [***] days of the date of receipt by AviGenics, [***] of [***] under a sublicense of the Licensed Patents;

(c)	[***] of all Licensed Products sold, leased, rented, licensed or otherwise distributed by a Sublicensee of a Licensed Product.

4.4	One Payment Per Transaction. The payment obligations in Sections 4.2 and 4.3 are mutually exclusive, in that UGARF shall not be entitled to a payment under both sections with respect to the same sale or transaction. Only one royalty or sublicense payment shall be due and payable for the manufacture, license, use and sale of a Licensed Product.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.5	Exclusions. Notwithstanding anything to the contrary contained herein, any payments or other consideration received by AviGenics from a Sublicensee that is not made as consideration for a sublicense or the sale of a Licensed Product will not trigger a payment under Article 4.3, and no payment in respect thereof shall be owed by AviGenics to UGARF.

4.6	Anti-Stacking Rights. If, at any time, AviGenics discovers that any Licensed Product or the use thereof in the Field infringes claims of an unexpired patent or patents other than those in the Licensed Patent Rights, AviGenics may, if it has not already done so, negotiate with the owner of such patents for a license on such terms as AviGenics deems appropriate. Should the license with the owner of such patents require the payment of royalties or other consideration to such owner then the royalties otherwise payable under this Agreement shall be reduced by the dollar amount of the royalties or consideration paid to the owners of such patents; provided that in no event shall the royalty payable under this Agreement be less than one-half of the royalty payable herein.

ARTICLE 5 — PAYMENTS

5.1	Payments. All payments due under this Agreement shall be made in person or via the United States mail or private carrier to the following address: University of Georgia Research Foundation, Attn: Director, Office of Technology Commercialization, Boyd Graduate Studies Research Center, Athens, Georgia 30602-7411; Fax: (706) 542-5638.

5.2	Royalty Reports. During the term, AviGenics shall furnish, or cause to be furnished, to UGARF written reports addressing each of AviGenics, its Affiliates and Sublicensees, which will include all applicable information identified in Appendix B. AviGenics shall provide these reports semi-annually until the first sale of a Licensed Product and quarterly thereafter. Semiannual reports are due within 30 days after June 30 and December 31. Quarterly reports are due within 30 days after March 30, June 30, September 30, and December 31. AviGenics shall deliver a final report within 30 days after termination of this Agreement. AviGenics shall keep accurate records in sufficient detail to enable UGARF to verify all financial calculations.

5.3.	Currency Conversion. If AviGenics, its Affiliates or Sublicensees receive payment in a non-U.S. currency in connection with a transaction giving rise to a payment obligation under this Agreement, then AviGenics shall prior to paying UGARF convert such payment into U.S. dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the day such payments are received by AviGenics.

5.4.	Interest. Payments required under this Agreement shall, if overdue, bear interest at a per annum rate [***] in effect at Citibank, N.A., on the due date, from the date due until payment is made. The payment of such interest shall not foreclose UGARF from exercising any other rights it may have because any payment is late.

ARTICLE 6 — RECORDS

6.1	Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, AviGenics shall keep at its principal place of business true and accurate

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

records of all its sales and those of its Affiliates and Sublicensees in accordance with generally accepted accounting principles in the respective country where such sales occur and in such form and manner so that all payments and other obligations owed to UGARF may be readily and accurately determined. AviGenics shall furnish UGARF copies of such records upon UGARF’s request, which shall not be made more often than once per License Year.

6.2	Audit of Records. UGARF or its duly appointed representatives shall have the right, at reasonable times during normal business hours and upon prior notice, to examine the records of AviGenics in order to verify the calculation of payments made or due to UGARF and compliance with the terms of this Agreement; provided, however, that the persons conducting such audit execute a non disclosure agreement reasonably acceptable to AviGenics. Such examination and verification shall not occur more than once each License Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed to in writing by AviGenics, the fees and expenses of performing such examination and verification shall be borne by UGARF. If such examination reveals an underpayment by AviGenics of more than ten percent (10%) for any quarter, AviGenics shall pay UGARF the amount of such underpayment plus interest calculated under Article 5.4, and shall reimburse UGARF for all reasonable expenses of the party performing the examination.

6.3	Commercialization Report. AviGenics shall annually report to UGARF its technology and product development progress in such detail as may be necessary to permit UGARF to evaluate AviGenics compliance with Article 3.

ARTICLE 7 — PATENT PROSECUTION

Prosecution and Maintenance of Licensed Patents. The preparation, prosecution and maintenance of the Licensed Patents shall be the primary responsibility of AviGenics, and AviGenics shall be responsible for all costs associated therewith. AviGenics shall keep UGARF informed as to all material developments with respect to the preparation and prosecution of Licensed Patents. AviGenics shall direct its counsel to copy UGARF on all correspondence with government patent offices, international agents and the like in a timely manner, such that UGARF shall have reasonable opportunity to be heard on patent strategy. UAGRF shall cooperate with AviGenics in preparation, prosecution and maintenance of the Licensed Patents. UGARF and AviGenics shall jointly decide the countries in which AviGenics shall file a patent application. UGARF may, at its own expense, file patent applications in those countries in which AviGenics elects not to file national applications. AviGenics, upon thirty (30) days advance written notice to UGARF, may advise UGARF that it no longer intends to maintain or prosecute one or more Licensed Patents in which case UGARF may elect to maintain or prosecute the one or more Licensed Patent at UGARF’s expense. If UGARF elects to pay such expenses, AviGenics rights under such Licensed Patents shall be extinguished and removed from this license.

ARTICLE 8 — ABATEMENT OF INFRINGEMENT

8.1	Infringement. Each party shall promptly inform the other of any actual or suspected infringement of the Licensed Patents. Each Party shall have the right, but not the obligation, to institute an action for infringement of the Licensed Patents as follows:

(a)	If the Parties institute a suit jointly, the out-of-pocket costs thereof (including legal fees) shall be borne equally, and any recovery or settlement shall be shared equally.

The parties shall agree upon the manner in which they shall exercise control over such action. Each Party may be represented by separate counsel of its own selection and at its own cost.

(b)	In the alternative, each Party may sue in its own name, add the other as a plaintiff, and in such case bear the entire cost of litigation and retain the entire amount of any recovery or settlement; and

(c)	AviGenics shall not grant to a Sublicensee any rights to contact potential infringers or enforce Licensed Patent Rights,

8.2.	Abandonment. Should either Party abandon its suit, it shall give timely notice to the other who may continue prosecution, subject to a fair and good faith apportionment of costs and recoveries.

ARTICLE 9 — CONFIDENTIALITY

9.1.	Confidentiality. Each Party agrees not to use any Confidential Information disclosed to it by the other for any purpose other than to carry out its obligations under this Agreement. Neither party shall disclose or permit disclosure of any Confidential Information to third parties, except under written obligations of confidentiality as stringent as those herein. Each Party shall take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement.

9.2.	Exceptions to Confidentiality. The Parties shall have no confidentiality obligations to each other with regard to any information which (a) was in or came into the public domain through no fault of the Recipient;

(b)	was disclosed to Recipient by a third party legally entitled to do so without breach of any confidentiality obligations;

(c)	was independently developed by a party without any use of the Confidential Information of the other party, as demonstrated by files created at the time of such independent development; or

(d)	is ordered disclosed by court or agency order or under other legal requirement, such as a state or federal open records act. In the latter case, the Party so ordered shall as soon as reasonably possible give notice to the Disclosing Party of such order so that the Disclosing Party may have an opportunity to object to such disclosure.

ARTICLE 10 — WARRANTIES, LIABILITY AND DISCLAIMERS

10.1	Limited Warranty. The Parties each represent and warrant that they have the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which they are parties.

10.2.	Liability. Neither party shall not be liable to the other, its Affiliates or Sublicensees for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, distributed sublicensed, or Sold pursuant to this Agreement.

10.3.	DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 10.1, UGARF DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE, UTILITY OR OTHERWISE IN ANY RESPECT RELATED TO THE LICENSED PATENTS OR LICENSED PRODUCTS. UGARF FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE LICENSED PATENTS, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF LICENSED PRODUCTS BY ANY PERSON OR ENTITY. AVIGENICS, ITS AFFILIATES AND SUBLICENSEES ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL LICENSED PRODUCTS.

10.4.	Sublicensee Liability Insurance. AviGenics shall include in the terms of all sublicenses a requirement that the Sublicensee procure and maintain in effect a comprehensive general liability insurance policy. This insurance policy will provide commercially reasonable coverage for personal injury, death, illness and property damage, and will include AviGenics and UGARF as additional insureds.

10.5.	Indemnification.

(a)

None of the UGARF, UGA, its Affiliates, or any of their respective Agents (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to AviGenics, any of its Affiliates, any Sublicensee or any other person or entity for or on account of (and AviGenics agrees and covenants, and agrees to cause each of its Affiliates and Sublicensees to agree and covenant not to sue any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, AviGenics, any of its Affiliates or Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation any existing or anticipated profits or opportunities for profits lost by AviGenics, any of its Affiliates or Sublicensees), arising out of or in connection with or resulting from (i) the production, use or sale of the Licensed Products by AviGenics, its Affiliates or Sublicensees, (ii) the use of any Licensed Patents by AviGenics, its Affiliates or Sublicensees, (iii) any advertising or other promotional activities with respect to either of the foregoing, or (iv) the production, use or sale of any product, process or service identified, characterized or otherwise developed by AviGenics, its Affiliate or Sublicensees with the aid of the Licensed Patents. AviGenics shall indemnify and hold each Indemnified Person harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees and expenses at the pretrial, trial or appellate level) made against any Indemnified Person with respect to items (i) through (iv) above, whether or not such claims are groundless or without merit or basis.

(b)	AviGenics shall obtain and carry in full force and effect, and shall cause its Affiliates and Sublicensees to obtain and carry in full force and effect, insurance with the coverages and limits as are reasonably adequate to ensure that AviGenics can meet its obligations to UGARF pursuant to this Article, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies. AviGenics insurance policy shall name UGARF as an additional named insured under such insurance policy or policies and shall require thirty (30) days written notice to be given to UGARF prior to any cancellation or reduction in coverage. AviGenics will provide UGARF with a certificate of insurance upon execution of this Agreement. If at termination of this Agreement AviGenics or its Affiliates have Licensed Products in the stream of commerce, then these insurance obligations shall survive this Agreement and extend for 12 months after termination.

(c)	Notice of Claims. AviGenics shall promptly notify UGARF of all claims that it becomes aware of involving the Licensed Patents.

ARTICLE 11 — TERMINATION

11.1	UGARF Right to Terminate. UGARF shall have the right (without prejudice to any of its other rights) to terminate this Agreement if AviGenics:

(a)	Fails to pay any amount or transfer other consideration required under this Agreement on the date due and fails to remedy same within 21 days after written notice by UGARF;

(b)	Breaches or defaults with respect to any other provision herein, and fails to remedy such breach or default within 30 days after written notice by UGARF; or,

(c)	Makes any materially false report or intentionally withholds or intentionally misrepresents information that results in the underpayment of royalties, payments or stock.

11.2	AviGenics Right to Terminate. AviGenics may terminate this Agreement at any time upon 60 days prior written notice to UGARF.

11.3	UGARF Rights in Lieu of Termination. At the election of UGARF and in its sole discretion in lieu of terminating this Agreement, UGARF may either (i) declare the license rights granted hereunder to be non-exclusive, and grant licenses to any third party, or (ii) otherwise continue the rights of AviGenics on such other terms and conditions as UGARF shall determine.

11.4	Effect of Termination. Regardless of the circumstances of termination, on the effective date of termination AviGenics shall immediately cease and shall cause each of its Affiliates and, to the extent required hereunder its Sublicensees, to immediately cease using, making, having made and selling Licensed Products covered by a Valid Claim in a Licensed Patent.

11.5	The following provisions of this Agreement shall survive any termination;

(a)	AviGenics’ obligation to make payments under Article 4, or other obligations accrued and remaining unpaid or unperformed prior to termination (including without limitation the delivery and continuing rights and benefits, if any, in Equity);

(b)	Any cause of action or claim of AviGenics or UGARF accrued or to accrue, because of any breach or default of this Agreement by the other party.

(c)	Articles 5.2, 6.2, 9, 10 and 13.

11.7.	Expiration of Patent Rights. This Agreement shall terminate automatically on a country-by-country basis upon the last to occur of the expiration of the last-to-expire Licensed Patents.

11.8.	Survival of Sublicenses. In the case of termination for breach or default by AviGenics, all sublicenses shall remain intact and UGARF shall succeed to all rights under such sublicenses. At the request of AviGenics, UGARF shall acknowledge to a Sublicensee UGARF’s obligations to the Sublicensee under this paragraph.

ARTICLE 12 — ASSIGNMENT

12.1

Conditions of Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any attempted assignment shall be invalid. However, AviGenics may assign this Agreement to an Affiliate or a successor in interest in a merger or consolidation or of all or substantially all of the portion of the business to which this Agreement relates so long as AviGenics provides 30 days notice thereof to UGARF and procures for UGARF a written agreement by its assignee wherein the assignee covenants and agrees to assume all AviGenics’ obligations hereunder to UGARF, including all payment obligations under Article 4.

12.2	Binding Nature. This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of AviGenics and UGARF. Any such successor or assignee of a party’s interest shall expressly assume in writing the performance of all the terms and conditions of the Agreement to be performed by said party or such Assignment will be void.

ARTICLE 13 — ARBITRATION

The Parties shall submit any disputes arising from or relating to this Agreement for binding arbitration to a single arbitrator. If the Parties fail to reach an agreement on the single arbitrator then the dispute shall be referred to arbitration by a panel of three arbitrators, each Party nominating one arbitrator and the arbitrators nominating the umpire. Such arbitrators shall be competent in any issues involved in the dispute. The arbitration shall be conducted in accordance with the American Arbitration Association’s Patent Arbitration Rules in effect at the time of arbitration, except as they may be modified herein or by mutual consent of the parties. The seat of the arbitration shall be Atlanta, Georgia and it shall be conducted in the English language. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. Any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, may enter judgment upon the award.

ARTICLE 14 — MISCELLANEOUS

14.1	Export Controls. The Parties are subject to United States laws and regulations controlling the export of biological materials, technical data, computer software, laboratory prototypes, and other commodities. AviGenics’ rights and obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. Exports or deemed exports may require a license from a United States government agency. UGARF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2	Legal Compliance. AviGenics shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. AviGenics shall not knowingly take any action which would cause UGARF or AviGenics to violate any laws and regulations.

14.3	Independent Contractor. AviGenics’ relationship to UGARF shall be that of a licensee only. AviGenics shall not be the agent of UGARF and shall have no authority to act for or on behalf of UGARF in any matter. Persons retained by AviGenics as employees or agents shall not by reason thereof be deemed to be employees or agents of UGARF.

14.4	Patent Marking. AviGenics shall mark Licensed Products sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.5	Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia.

14.6	Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia.

14.7	Entire Agreement. This Agreement constitutes the entire agreement between UGARF and AviGenics with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

14.8	Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.9	Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, terrorism, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

14.10	Failure to Enforce. The failure of either party at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of such party thereafter to enforce each and every such provision.

14.11	Waiver and Release. Each party agrees that as of the Effective Date the other party has performed all of its duties and obligations under the Original license. Each party hereby agrees to discharge and release the other party from any and all claims that it has or may have against the other arising prior to or that relate to events prior to the Effective Date, save and except for any prior sales of Licensed Products.

ARTICLE 15 — USE OF NAMES AND MARKS

15.1	By AviGenics. AviGenics shall not use the names and trademarks of UGARF, UGA, the Board of Regents, the University System of Georgia or the Inventors in any publicity, advertising, or news release without the prior written approval of an authorized representative of UGARF. As an exception to the foregoing, both AviGenics and UGARF shall have the right to publicize the existence of this Agreement; however, neither AviGenics nor UGARF shall disclose the terms and conditions of this Agreement without the other party’s consent, unless required by law.

15.2	By UGARF. UGARF shall not use the name of AviGenics or any employee of AviGenics in any publicity, advertising, or news release, without the prior written approval of AviGenics.

15.3	Exception. AviGenics may use the name of UGARF, the Board of Regents, UGA, or any University staff member, employee or student, after disclosing such use to UGARF, for the following:

(a)	required to obtain regulatory approval for Licensed Product; and,

(b)	as required by law, rule, regulation or legal process, including but limited to disclosures required in connection with the offering of securities, SEC filing requirements and the like.

ARTICLE 16 — NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

To AviGenics:	AviGenics, Inc.
Attention: Yashwant Deo, CEO
Georgia BioBusiness Center
111 Riverbend Road
Athens, GA 30605

To UGARF:	Director, Technology Commercialization Office
University of Georgia Research Foundation, Inc.
634 Boyd Graduate Studies Research Center
Athens, Georgia 30602-7411

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

IN WITNESS WHEREOF, UGARF and AviGenics have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

AviGenics, Inc.	University of Georgia Research Foundation, Inc.

By:	By:
Yashwant Deo, CEO	David C. Lee, Executive Vice President
Name:
Title: CEO

Approved as to legal form:

Terence P. McElwee
General Counsel, UGARF

EXHIBIT A — LICENSED PATENTS

[***]

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX B

ROYALTY REPORTS

Each Royalty Report due under this Agreement shall provide the following aggregate information per quarter for all Licensed Products sold by Licensee, its Affiliates or sublicensees.

[***].

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.